Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Pinnacle Financial Partners, Inc. (formerly known as Steel Newco Inc.) of our report dated January 6, 2025 relating to the consolidated financial statements of Bankers Healthcare Group, LLC and Subsidiaries as of September 30, 2024 and 2023 and for each year in the three-year period ended September 30, 2024, appearing as Exhibit 99.1 to the Annual Report on Form 10-K of Pinnacle Financial Partners, Inc. (“Legacy Pinnacle”) for the year ended December 31, 2024 and incorporated by reference in the Form 8-K of Pinnacle Financial Partners, Inc. (formerly known as Steel Newco Inc.) filed on January 2, 2026.

/s/ Crowe LLP

New York, New York
January 2, 2026